Dennis Brovarone
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, CO 80127
Phone 303 466 4092 / Fax 303 466 4826

December 10, 2010

China Housing & Land Development, Inc.
6 Youyi Dong Lu, Han Yuan 4 Lou
Xi'An, Shaanxi Province
China 710054

Ladies and Gentlemen:

You have requested my opinion as to the legality of the prior issuance of 1,974,866 shares by China Housing & Land Development, Inc. (the “Corporation”) (the “Shares”) being offered by the named selling securities holders pursuant to the Registration Statement on Form S-3 of the Corporation (the “Registration Statement”) filed on October 14, 2010.

Pursuant to your request I have reviewed and examined:(1) The Articles of Incorporation of the Corporation, as amended (the “Articles”); (2) The Bylaws of the Corporation; (3) Certain resolutions of the Board of Directors of the Corporation; (4) The Registration Statement; (5) The General Corporation Law of the State of Nevada; and (6) Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, legally issued, fully paid and non-assessable pursuant to the Articles and Bylaws of the Corporation and the General Corporation Law of the State of Nevada, including includes all reported judicial decisions interpreting such law.

I consent to the use of this opinion in the Registration Statement.  In giving such consent, I do not thereby admit that I am an expert within the meaning of Section 7 of the Act.

Sincerely,

/s/ Dennis Brovarone
Dennis Brovarone
Attorney at Law